Exhibit 10.2

COMPANY SUPPORT AGREEMENT

This Company Support Agreement, dated as of March 22, 2022 (this “Agreement”), is entered into by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) (“Monex”, or the “Equityholder”), and Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”). Thunder Bridge, Monex and PubCo are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Equityholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of ordinary shares of PubCo (the “PubCo Shares”), the number of ordinary shares of Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”) (such shares, the “Company Shares”), and the membership interests of M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”) (such membership interests, the “HoldCo Interests”), set forth opposite the Equityholder’s name on Schedule 1 attached hereto (such shares and membership interests, together with any additional PubCo Shares, Company Shares or HoldCo Interests (or any securities convertible into or exercisable or exchangeable for PubCo Shares, Company Shares or HoldCo Interests) of which the Equityholder acquires record or beneficial ownership after the date hereof, including by any Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Equityholder Covered Securities”);

WHEREAS, as of the date hereof, PubCo is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of common stock of Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (such shares, the “Merger Sub Shares”), set forth opposite PubCo’s name on Schedule 1 attached hereto (such shares, together with any additional Merger Sub Shares or HoldCo Interests (or any securities convertible into or exercisable or exchangeable for Merger Sub Shares or HoldCo Interests) of which PubCo acquires record or beneficial ownership after the date hereof, including by any Transfer, purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “PubCo Covered Securities” and, together with the Equityholder Covered Securities,” the “Covered Securities”);

WHEREAS, concurrently herewith, Thunder Bridge, PubCo, HoldCo, Merger Sub, and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, TBCP IV, LLC, a Delaware limited liability company (“Thunder Bridge Sponsor”), Gary A. Simanson, Thunder Bridge, PubCo, the Company and Monex are entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”);

WHEREAS, as a condition and inducement to the willingness of Thunder Bridge to enter into the Combination Agreement, and of Thunder Bridge and certain other parties thereto to enter into the Sponsor Support Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Thunder Bridge, the Equityholder and PubCo hereby agree as follows:

1. PubCo Shareholder Approval; PubCo Actions; Delivery of Escrowed Company Shareholder Earn Out Shares to Escrow Agent.

(a) Reasonably in advance of the Closing, the Equityholder, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), irrevocably and unconditionally agrees to approve, by written resolution, in accordance with the terms and subject to the conditions of PubCo’s Governing Documents, (a) the PubCo Restructuring and (b) the PubCo Reorganization, in each case as contemplated by the Combination Agreement and the Transactions. In addition, prior to the Closing, the Equityholder, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), irrevocably and unconditionally agrees that the Equityholder shall, (x) in any other circumstances upon which a consent or other approval is reasonably required under PubCo’s Governing Documents or otherwise with respect to the approval of the PubCo Restructuring or the PubCo Reorganization, in each case as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof and (y) cause PubCo to take the actions set forth in Section 3(b) and Section 4 hereof.

(b) Immediately prior to the Merger Effective Time, the Equityholder shall deliver, or cause to be delivered, to the Escrow Agent to hold on behalf of the Equityholder, its Company Shareholder Pro Rata Share of the Escrowed Company Shareholder Earn Out Shares to be held in an Escrow Account established pursuant to the Escrow Agreement.

2. Company Shareholder Approval. Reasonably in advance of Closing and prior to the Share Exchange, the Equityholder, solely in its capacity as the controlling shareholder of the Company, irrevocably and unconditionally agrees to (a) call and hold a meeting of the shareholders of the Company in accordance with applicable Law and the Governing Documents of the Company and (b) appear at such meeting and approve all of the relevant Equityholder Covered Securities in favor of the approval of the Share Exchange as contemplated by the Combination Agreement. In addition, prior to the Share Exchange, the Equityholder, solely in its capacity as the controlling shareholder of the Company, irrevocably and unconditionally agrees that the Equityholder shall, in any other circumstances upon which a consent or other approval is reasonably required under the Governing Documents of the Company or otherwise with respect to the approval of the Share Exchange as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof.

3. HoldCo Member Approval.

(a)  Prior to the HoldCo Contribution, the Equityholder, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees to approve, by written consent, in accordance with the terms and subject to the conditions of HoldCo’s Governing Documents, (i) the HoldCo Loan Advancement, (ii) the PubCo Subscription and (iii) the HoldCo Contribution, in each case as contemplated by the Combination Agreement and the Transactions. In addition, prior to the HoldCo Contribution, the Equityholder, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees that the Equityholder shall, in any other circumstances upon which a consent or other approval is reasonably required under HoldCo’s Governing Documents or otherwise with respect to the approval of the HoldCo Loan Advancement, the PubCo Subscription or the HoldCo Contribution, in each case as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof.

(b) From and after the HoldCo Contribution, PubCo, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees to approve, by written consent, in accordance with the terms and subject to the conditions of HoldCo’s Governing Documents, (i) the PubCo Subscription Consideration Contribution, (ii) the HoldCo Loan Repayment and (iii) the Share Exchange, in each case as contemplated by the Combination Agreement and the Transactions. In addition, from and after the HoldCo Contribution, PubCo, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees that PubCo shall, in any other circumstances which a consent or other approval is reasonably required under HoldCo’s Governing Documents or otherwise with respect to the approval of the PubCo Subscription Consideration Contribution, the HoldCo Loan Repayment or the Share Exchange, in each case as contemplated by the Combination Agreement, consent to or approve (or cause to be consented to or approved) all of the relevant PubCo Covered Securities in favor thereof.

4. Merger Sub Shareholder Approval. Promptly following the execution and delivery of the Combination Agreement, and in any event no later than five (5) Business Days thereafter, PubCo, solely in its capacity as the sole stockholder of Merger Sub, irrevocably and unconditionally agrees to validly execute and deliver to Merger Sub a written consent in the form attached hereto as Exhibit A approving the Combination Agreement and the Transactions. In addition, prior to the Termination Date (as defined below), PubCo, in its capacity as the sole stockholder of Merger Sub, irrevocably and unconditionally agrees that PubCo shall:

(a) in any other circumstances upon which a consent or other approval is reasonably required under Merger Sub’s Governing Documents or otherwise to effect the Transactions, consent or approve (or cause to be consented or approved) all of the relevant PubCo Covered Securities in favor thereof; and

(b) execute and return an action by written consent against (i) any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Combination Agreement and the Merger), consolidation, combination, sale of substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Combination Agreement or (C) result in any of the conditions set forth in Article XII of the Combination Agreement not being fulfilled.

5. No Inconsistent Agreements. Each of the Equityholder and PubCo hereby covenants and agrees that it shall not (i) enter into any equityholders agreement, voting agreement, voting trust, registration rights agreements or other agreement with respect to any of its respective Covered Securities that is inconsistent with its respective obligations pursuant to this Agreement, (ii) grant a proxy, power of attorney or similar right with respect to any of the equity interest of its respective Covered Securities, respectively, that is inconsistent with its respective obligations pursuant to this Agreement, or (iii) enter into any other agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or would reasonably be expected to prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

6. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the Merger Effective Time and (ii) the termination of the Combination Agreement in accordance with its terms in circumstances where the Closing does not occur (the earlier such date under clause (i) or (ii) being referred to herein as the “Termination Date”), and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (A) no such termination shall relieve any Party of any liability for Fraud or intentional and willful breach of this Agreement prior to its termination, (B) this Section 6(a), Section 8(e), Section 8(f), Section 10, and Sections 12 through 25 shall survive any such termination, and (C) Section 8(c) shall survive any such termination under clause (i) above until the earlier of (x) the expiration of the Lock-up Period and (y) the Third Early Lock-up Expiration Time.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

7. Representations and Warranties of the Equityholder and PubCo. Each of the Equityholder and PubCo hereby represents and warrants, severally and not jointly, to Thunder Bridge as follows:

(a) It is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, its respective Covered Securities, free and clear of any Liens (other than as created by this Agreement or the Governing Documents of PubCo, HoldCo, the Company or Merger Sub, as the case may be). As of the date hereof, other than the respective Covered Securities set forth opposite its name on Schedule 1, it does not own beneficially or of record any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares (or any securities convertible into PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares) or any interest therein.

(b) Except as provided in this Agreement or the Governing Documents of PubCo, HoldCo, the Company or Merger Sub, as the case may be, it has (i) full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to its respective Covered Securities, (ii) not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any its respective Covered Securities, that is inconsistent with its obligations pursuant to this Agreement, (iii) not granted a proxy or power of attorney with respect to any of its respective Covered Securities that is inconsistent with its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibits or prevents it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) It is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority to, and have taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, subject to the due execution and delivery of this Agreement by Thunder Bridge, constitutes a legally valid and binding agreement of it enforceable against it in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended), the Payment Services Act of Japan (Act No.59 of June 24, 2009, as amended) and the rules of the Tokyo Stock Exchange, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by it from, or to be given by it to, or to be made by it with, any Governmental Authority in connection with the execution, delivery and performance by it of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) Its execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, its Governing Documents, (ii) a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of its properties, rights or assets pursuant to any contract binding upon it or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 7(d), under any applicable Law to which it is subject, (iii) any change in the rights or obligations of any party under any contract legally binding upon it or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against it or, to its knowledge, threatened against it that, in any manner, questions the beneficial or record ownership of its respective Covered Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by it of its obligations under this Agreement.

(g) It understands and acknowledges that Thunder Bridge is entering into the Combination Agreement in reliance upon its execution and delivery of this Agreement and its representations, warranties, covenants and other agreements contained herein.

Furthermore, the Equityholder hereby represents and warrants to Thunder Bridge that except as described on Section 7.23 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by the Equityholder, for which the Company or any of its Affiliates may become liable.

8. Certain Covenants of the Equityholder.

(a) No Solicitation. During the Interim Period, the Equityholder shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Thunder Bridge, the Company or any of their respective Affiliates or Representatives in respect of the Transactions) concerning any Acquisition Transaction or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement, the Combination Agreement or the other Transaction Documents and the transactions contemplated hereby shall not be deemed a violation of this Section 8(a). The Equityholder shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Notwithstanding the foregoing, (A) the Equityholder, in its capacity as a Shareholder of the Company, shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (B) the Equityholder, in its capacity as the controlling Shareholder of the Company, makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (C) any breach by the Company of its obligations under Section 11.04(a) of the Combination Agreement shall not, in and of itself, be considered a breach of this Section 8(a) (it being understood that, for the avoidance of doubt, the Equityholder or its Representatives shall remain responsible for any breach by the Equityholder or its Representatives of this Section 8(a)).

(b) No Transfers Prior to Termination Date. The Equityholder shall not, prior to the Termination Date (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Securities, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Equityholder (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Thunder Bridge, to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8(b) shall not relieve the transferring Equityholder of its obligations under this Agreement. Any Transfer in violation of this Section 8(b) shall be null and void.

(c) Post-Closing Lock-Up.

(i)	Subject to Section 8(c)(ii) and Section 8(c)(iii), the Equityholder hereby agrees that the Equityholder shall not Transfer any Lock-up Shares during the Lock-up Period (the “Lock-up”). Any Transfer in violation of this Section 8(c) shall be null and void.

(ii)	Notwithstanding the provisions set forth in Section 8(c)(i), the Equityholder may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Equityholder’s officers, directors or employees, (B) any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of the Equityholder’s officers, directors or employees, or (C) any Affiliates of the Equityholder or any officers, directors or employees of such Affiliates; or (ii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s Shareholders having the right to exchange their shares of Company Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (ii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(iii)	Notwithstanding the provisions set forth in Section 8(c)(i) and Section 8(c)(ii):

(1)	an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(2)	an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(3)	the remainder, being an aggregate of one-third of the Equityholder’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

(iv)	Notwithstanding the provisions set forth in Section 8(c)(iii) if, at any Early Lock-Up Expiration Time, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Time, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(d) No Actions to Breach Agreement. Neither the Equityholder nor PubCo shall take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under this Agreement.

(e) Maintenance of Records. The Equityholder hereby authorizes PubCo to maintain a copy of this Agreement at either its executive office or registered office.

(f)  Binding Effect of Combination Agreement. The Equityholder hereby acknowledges that it has read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. The Equityholder shall be bound by and comply with Section 11.07 (Confidentiality; Publicity) of the Combination Agreement (and any relevant definitions contained in any such section) as if the Equityholder was an original signatory to the Combination Agreement with respect to such provisions.

(g) Closing Date Deliverables. On the Closing Date, the Equityholder shall deliver to Thunder Bridge and PubCo a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit D to the Combination Agreement.

(h) Update of Schedule 1. If the Equityholder acquires record or beneficial ownership of any Equityholder Covered Securities following the date hereof and prior to the Closing, other than as a result of the Transactions, the Equityholder shall promptly notify PubCo and Thunder Bridge in writing (email being sufficient), and Schedule 1 shall be updated to reflect the Equityholder’s ownership of such additional Equityholder Covered Securities. If PubCo acquires record or beneficial ownership of any PubCo Covered Securities following the date hereof and prior to the Closing, other than as a result of the Transactions, PubCo shall promptly notify the Equityholder and Thunder Bridge in writing (email being sufficient), and Schedule 1 shall be updated to reflect PubCo’s ownership of such additional PubCo Covered Securities. Schedule 1 shall also be updated from time to time to reflect changes resulting from the Transactions.

9. Further Assurances. During the Interim Period, at Thunder Bridge’s reasonable request, the Equityholder and PubCo shall each execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the transactions contemplated hereby.

10. Disclosure. The Equityholder hereby authorizes PubCo and Thunder Bridge to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Equityholder’s identity and ownership of the relevant Equityholder Covered Securities and the nature of the Equityholder’s obligations under this Agreement and, if deemed appropriate by Thunder Bridge or PubCo, a copy of this Agreement. The Equityholder will promptly provide any information reasonably requested in writing by Thunder Bridge, PubCo, HoldCo or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement (including filings with the SEC).

11. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Equityholder or PubCo purchases or otherwise acquires beneficial ownership of any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares or (iii) the Equityholder or PubCo acquires the right to vote or share in the voting of any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and the terms “Equityholder Covered Securities” and “PubCo Covered Securities” shall be deemed to refer to such Covered Securities held by the Equityholder and PubCo, respectively.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Thunder Bridge Sponsor, PubCo and the Equityholder.

13. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 12):

if to the Equityholder:

Monex Group, Inc.

ARK Mori Building 25F 1-12-32

Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department

E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

if to PubCo:

Coincheck Group B.V.
Hoogoorddreef 15, 1101 BA

Amsterdam, Netherlands

Attn: Akira Inoue

E-mail: akira_inoue@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

if to Thunder Bridge prior to Closing or to Thunder Bridge Sponsor:

9912 Georgetown Pike, Suite D203

Great Falls, VA 22066

Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and
peter.strand@nelsonmullins.com

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Thunder Bridge any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Equityholder Covered Securities shall remain vested in and belong to the Equityholder, and all rights, ownership and economic benefits of and relating to the PubCo Covered Securities shall remain vested in and belong to PubCo, and Thunder Bridge shall have no authority to direct either the Equityholder or PubCo in the voting or disposition of any of the Covered Securities, except as otherwise provided herein.

16. Entire Agreement; Time of Effectiveness. This Agreement and the Combination Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

17. No Third-Party Beneficiaries. The Equityholder and PubCo hereby agree that their representations, warranties and covenants set forth herein are solely for the benefit of Thunder Bridge in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

18. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Equityholder or PubCo in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Thunder Bridge or (b) be assigned by Thunder Bridge, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Equityholder and PubCo. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

20. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including obligations under Sections 1 through 4, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

21. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

23. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections and Schedules are to Sections and Schedules of this Agreement, respectively, unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The term “or” is not exclusive.

24. Capacity as an Equityholder or Proxy Holder. Notwithstanding anything herein to the contrary, (a) the Equityholder is signing this Agreement solely in the Equityholder’s capacity as (i) prior to the Share Exchange, the sole shareholder of PubCo entitled to vote at PubCo’s general meeting and, from and after the Share Exchange, the controlling shareholder of PubCo, (ii) prior to the Share Exchange, the controlling shareholder of the Company and, (iii) prior to the HoldCo Contribution, the sole member of HoldCo, and not in any other capacity, and (b) PubCo is signing this Agreement solely in PubCo’s capacity as (i) the sole stockholder of Merger Sub and (ii) from and after the HoldCo Contribution, the sole member of HoldCo, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of the Equityholder or PubCo or any of the respective Affiliates or Representatives thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of PubCo or the Company (or any Subsidiary of PubCo or the Company) or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of PubCo or the Company or any Subsidiary of PubCo or the Company.

25. Defined Terms. For purposes of this Agreement:

(1)	the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted under the PubCo’s insider trading policy;

(2)	the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(3)	the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(4)	the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(5)	the term “Lock-up Shares” means the PubCo Shares held by the Equityholder immediately following the Closing (other than PubCo Shares acquired in connection with the PIPE Financing, or PubCo Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Shares occurs on or after the Closing);

(6)	the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(7)	the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(8)	the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(9)	the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Chairman & CEO

Coincheck GROUP B.V.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Managing Director

Thunder Bridge Capital Partners IV, Inc.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

Schedule 1

Covered Securities

Name	PubCo Shares Held	Company Shares Held	HoldCo Interests Held	Merger Sub Shares Held
Monex Group, Inc.	1	1,799,467	100%	0
Coincheck Group B.V.	0	0	0	100

Schedule 1-1